Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports Second Quarter 2016 Financial Results

First large-scale DataVTM contract awarded; Q2 Revenue $22.7 million; Q2 Net Loss $(0.2) mil.; Q2 EPS $(0.02); Q2 Adjusted EBITDAS* $0.3 mil.

Bellevue, WA – August 3, 2016 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the second quarter and first half of 2016.

Jerry Chase, Bsquare President and CEO, commented, “Despite a decline in revenue in our traditional businesses, the second quarter was critically important for Bsquare as we announced the first large-scale contract for DataV, our Internet of Things (IoT) software offering. This contract with a Fortune 500 industrial company, initially valued at $4.3 million, includes not only DataV software, but also DataV Services, a new systems integration capability that leverages our traditional professional engineering services expertise. As a result, we are accelerating our investment in DataV, which will primarily be reflected in increased R&D and sales and marketing spending and a shift in engineering services from our traditional focus toward DataV Services.”

Chase continued, “To align resources with our key DataV growth initiatives, on July 28 our board of directors approved a restructuring plan that will reduce the size of our engineering services organization. We will be reallocating 21 engineers to DataV R&D and DataV Services, and a total of 26 employees and contractors will be involved in a workforce reduction, representing approximately 13% of our total workforce. We expect this plan will result in approximately $1.8 million in annualized cost savings once implemented. These actions and the resulting severance and restructuring costs will negatively impact our Q3 results, and we anticipate that they will be mostly completed during the third quarter of 2016. We currently expect to incur pre-tax restructuring charges to our GAAP financial results of approximately $0.6 million in the third quarter of 2016.”

Q2 2016 Financial Highlights

●

Secured first large-scale customer for DataV with a $4.3 million contract for software licenses, systems integration services and maintenance and support. As described in an earlier release, while we expect the majority of the cash proceeds from the contract will be received in the current year, revenue will be recognized over a three-year period.

●	Revenue was $22.7 million, an 11% decrease compared to the first quarter of 2016 and a 21% decrease from the second quarter of 2015.
●

Net loss was $(0.2) million, or $(0.02) per share, compared to net income of $0.5 million, or $0.04 per share, in the first quarter of 2016 and net income of $1.9 million, or $0.15 per share, in the year-ago quarter.

●

Adjusted EBITDAS was $282,000, a decrease of approximately $0.9 million from $1.2 million recorded in the first quarter of 2016 and a decrease of $2.0 million from $2.3 million recorded in the second quarter of 2015.

●	Cash and investments at June 30, 2016 totaled $27.1 million, a decrease of $728,000 from March 31, 2016.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Details as follows (unaudited, in thousands except per share amounts):

	Three Months Ended
	6/30/2016	3/31/2016	6/30/2015
Revenue:
Third-party Software	$18,337	$19,917	$23,316
Engineering Services	4,003	5,272	5,197
Proprietary Software	398	250	360
Total Revenue	22,738	25,439	28,873
Total Gross Profit	3,893	4,296	5,232
Gross Margins:
Third-party Software	16%	14%	15%
Engineering Services	15%	24%	29%
Proprietary Software	69%	56%	64%
Total Gross Margin	17%	17%	18%
Total Operating Expenses	3,978	3,647	3,361
Net Income (Loss)	$(185)	$500	$1,885
Per Share-Diluted	$(0.02)	$0.04	$0.15
Adjusted EBITDAS*	$282	$1,213	$2,318
Cash and Investments EoQ**	$27,148	$27,876	$29,680

 Notes:

*Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

**Cash and Investments EoQ includes both short and long-term amounts (long-term at each date above was $250,000).

Financial Commentary on Second Quarter 2016 Results (Compared to First Quarter 2016)

●

Secured first large-scale DataV contract with Q2 bookings of $4.3 million. Revenue recognized from those bookings was approximately $71,000. Although the majority of the cash from this engagement is expected to be received in 2016, the revenue will be recognized over a three-year period. We anticipate providing additional DataV financial metrics in future periods.

●

Revenue from third-party software was $18.3 million, a decrease of 8% from $19.9 million in the first quarter of 2016, due primarily to lower sales of Microsoft software as a result of timing of customer purchases.

●

Engineering services revenue decreased $1.3 million, or 24%, to $4.0 million, while engineering services margin decreased by nine percentage points to 15%. The margin decrease resulted from a combination of lower revenue and utilization rates resulting from the completion of several large projects.

●

The decrease in cash and investments of $728,000 during the second quarter of 2016 was primarily due to a decrease in third-party software fees payable, partially offset by a decrease in accounts receivable and the positive Adjusted EBITDAS contribution of $282,000. Days sales outstanding (DSO) increased to 78 days at June 30, 2016, from 70 days at December 31, 2015 and 49 days at June 30, 2015. The DSO increase is a result of extended payment terms granted to a Fortune 100 customer.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

First Half 2016 Financial Highlights

•

Revenue was $48.2 million, a 13% decrease compared to $55.1 million for the year-ago period, driven by decreases in third-party software sales, engineering services revenue and proprietary software sales.

•	Net income was $0.3 million, or $0.03 per share, a $3.4 million decrease compared to net income of $3.7 million, or $0.30 per share, in the first six months of 2015.
•	Adjusted EBITDAS was $1.5 million, a decrease of $3.1 million compared to $4.6 million in the year-ago period.

Details as follows (unaudited, in thousands except per share amounts):

	Six Months Ended
	6/30/2016	6/30/2015
Revenue:
Third-party Software	$38,254	$43,124
Engineering Services	9,275	9,674
Proprietary Software	648	2,340
Total Revenue	48,177	55,138
Total Gross Profit	8,189	10,681
Gross Margins:
Third-party Software	15%	15%
Engineering Services	21%	23%
Proprietary Software	64%	89%
Total Gross Margin	17%	19%
Total Operating Expenses	7,625	6,934
Net Income (Loss)	$315	$3,708
Per Share-Diluted	$0.03	$0.30
Adjusted EBITDAS*	$1,495	$4,604
Cash and Investments EoQ**	$27,148	$29,680

Financial Commentary on First Half 2016 Results (Compared to First Half 2015)

•

Revenue from third-party software was $38.3 million, an 11% decrease from $43.1 million recorded in the prior year period due to a $1.7 million decrease in sales of Windows Embedded operating systems and a $2.1 million decrease in sales of Windows Mobile operating systems.

•	Third-party gross profit was $5.9 million, a $0.5 million or 8% decrease from $6.4 million in the prior year period. The decrease was volume driven.
•

Engineering services gross profit was $1.9 million, a $344,000 decrease from the prior year period, due to the decrease in revenue and lower utilization rates driven by the completion of a number of North American projects.

•

Proprietary software gross profit was $0.4 million, a decrease of $1.7 million from $2.1 million in the prior year period. The decrease was due to sales of our legacy software in the first half of 2015 that exceeded the historical trend combined with a relatively fixed cost of sales.

•

Operating expenses totaled $7.6 million, an increase of $691,000 from $6.9 million in the prior year period. This increase was due to higher R&D and marketing spending on our new DataV software product line.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Q3 2016 Outlook

Management currently has the following expectations for Q3 2016:

•	DataV:
o	Bookings will increase sequentially;
o	Cash collections for previously-booked software and services will commence;
o	DataV revenue will generally be recognized over the life of the contract; and
o	Operating expenses will continue to reflect increased investments in DataV R&D and sales and marketing in an effort to capitalize on a growing customer pipeline;
●	Total revenue will be in the range of $20 to $22 million;
●	Gross margin percentage for engineering services will continue to be lower than we have historically achieved as a result of our business transition to DataV;
●	Despite increased investment in DataV, cash flow will be positive;
●	Q3 GAAP net loss with implementation of our restructuring plan, including approximately $600,000 in estimated severance charges; and
●	Accounts receivable balance, which has been growing due to extended payment terms granted to a highly creditworthy customer, is expected to plateau or decline marginally during Q3.

Additionally, management expects that its commitment to significant investments in DataV will result in net losses in upcoming quarters as Bsquare transitions to DataV. However, we expect that these investments will be funded by ongoing cash flow.

Conference Call

Management will host a conference call today, August 3, 2016, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-877-874-1565 or 1-719-325-4755 for international callers, and reference “BSQUARE Corporation First Quarter 2016 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-877-870-5176, or 1-858-384-5517 for international callers; reference pin number 5264948. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

About Bsquare Corporation

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making them intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others: statements we make regarding expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments; and strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, and our product and service offerings more generally; the extent to which we are successful in gaining new long-term customers and retaining existing ones; our success in leveraging strategic partnering initiatives with companies such as Microsoft and Amazon Web Services; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:Investor Contact:

Jerry Chase, President and CEOLeslie Phillips

BSQUARE CorporationThe Blueshirt Group

+1 425.519.5900+ 1 415.217.5869

investorrelations@bsquare.comleslie@blueshirtgroup.com

###

Bsquare, the Bsquare Logo, and DataV are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,619	$16,443
Short-term investments	16,279	13,280
Accounts receivable, net of allowance for doubtful accounts of $62 at June 30, 2016 and December 31, 2015	19,377	19,009
Prepaid expenses and other current assets	784	580
Total current assets	47,059	49,312
Equipment, furniture and leasehold improvements, net	1,037	1,167
Restricted cash equivalents	250	250
Deferred tax assets	17	145
Intangible assets, net	526	594
Goodwill	3,738	3,738
Other non-current assets	53	52
Total assets	$52,680	$55,258
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$8,403	$11,789
Accounts payable	328	188
Accrued compensation	2,093	2,390
Other accrued expenses	1,715	1,277
Deferred rent, current portion	309	298
Deferred revenue	559	1,135
Total current liabilities	13,407	17,077
Deferred tax liability	87	97
Deferred rent	1,020	1,177
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 12,243,330 shares issued and outstanding at June 30, 2016 and 12,092,598 shares issued and outstanding at December 31, 2015	134,264	133,331
Accumulated other comprehensive loss	(858)	(869)
Accumulated deficit	(95,240)	(95,555)
Total shareholders’ equity	38,166	36,907
Total liabilities and shareholders’ equity	$52,680	$55,258

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Software	$18,735	$23,676	$38,902	$45,464
Service	4,003	5,197	9,275	9,674
Total revenue	22,738	28,873	48,177	55,138
Cost of revenue:
Software	15,459	19,956	32,620	37,034
Service	3,386	3,685	7,368	7,423
Total cost of revenue	18,845	23,641	39,988	44,457
Gross profit	3,893	5,232	8,189	10,681
Operating expenses:
Selling, general and administrative	3,204	2,939	6,410	5,946
Research and development	774	422	1,215	988
Total operating expenses	3,978	3,361	7,625	6,934
Income (loss) from operations	(85)	1,871	564	3,747
Other income, net	55	68	76	92
Income (loss) before income taxes	(30)	1,939	640	3,839
Income tax expense	(155)	(54)	(325)	(131)
Net income (loss)	$(185)	$1,885	$315	$3,708
Basic income (loss) per share	$(0.02)	$0.16	$0.03	$0.31
Diluted income (loss) per share	$(0.02)	$0.15	$0.03	$0.30
Shares used in calculation of income (loss) per share:
Basic	12,152	11,856	12,127	11,826
Diluted	12,152	12,295	12,559	12,195

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Adjusted EBITDAS:
Operating income as reported	$(85)	$1,871	$564	$3,747
Depreciation and amortization	152	142	303	288
Stock-based compensation expense	215	305	628	569
Adjusted EBITDAS (1)	$282	$2,318	$1,495	$4,604
(1)

Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as operating income (loss) before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, BSQUARE regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999